Filed Pursuant To Rule 433
Registration No. 333-167132
June 14, 2010
Side bar published in June 28, 2010 issue of Forbes Magazine
A GROWING NUMBER OF INVESTORS ARE RECOGNIZING that over the long term gold fulfills a strategic role within an investment portfolio. In November 2004, State Street and World Gold Trust Services launched SPDR Gold Shares [NYSE Area: GLD], the first U.S. commodities-based exchange-traded security that has resulted in broader investor access and understanding of the gold market. GLD offers investors an innovative, cost-efficient and secure means of participating in the gold bullion market without the necessity of taking physical delivery. This is achieved by allowing investors to hold an interest in gold just like a stock. The introduction of GLD has lowered many of the barriers that had previously prevented some investors from investing in gold, such as access, custody and transaction costs. In 2009 SPDR Gold Shares surpassed $40 billion, making it the second-largest ETF in the world, by assets. SPDR GOLD SHARES The SPDR Gold Trust das filed a registration statement (including a prospectus) wiffl the SEC for Die ottering to which this communication relates Before you invest, you should read the prospectus in that registration statement, including “Risk Factors,” and other documents the Trust has tied with the SEC. You may get these documents for tree by visiting EDGAR on the SEC Web site at wwwsec gov. Alternatively, you may request the prospectus by calling i -866-320-4053 or contacting State Street Global Markets, LLC One Lincoln Street, Ann: SPDR Gold Shares, 30th Floor. Boston. MA 02111. “SPDR” is a trademark ot the Standard & Poors financial Services, LLC and has been licensed by use for the SponsorThe “SPOR” trademark is used under license from Standard & Poors Financial Services. LLC (“S&P”) and the SPDR* Gold Trust is permitted to use the “SPDR* trademark pursuant to a sublicense from the Marketing Agent No financial product offered by SPDR’ Gold Trust, or its affiliates, is sponsored, endorsed, sold or promoted by S&P S&P makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing In securities generally or in financial products particularly or the ability of the index on which the financial products are based to track general stock market performance. S&P is not responsible for and has not participated in any determination or calculation made with respect to Issuance or redemption of financial products S&P has no obligation or liability in connection with the administration, marketing or trading of financial products. WITHOUT LIMTING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT UMITED TO LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.